Exhibit 10.30

COLONY CAPITAL, INC.
2014 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Colony Capital, Inc., a Maryland corporation (the “Company”), through a web-based grant system supported by Bank of America Merrill Lynch, has granted (the “Grant”) shares of its Class A Common Stock, $0.01 par value per share (the “Stock”) to you as Grantee, subject to the vesting and other conditions as set forth in the Grant. Additional terms and conditions of the Grant are set forth in the online acceptance form and this Restricted Stock Agreement (collectively, the “Agreement”) and in the Company’s 2014 Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”). This is not a stock certificate or a negotiable instrument.

Restricted Stock
This Agreement evidences an award of shares of Stock in the number set forth on the online acceptance form accompanying this Agreement and subject to the vesting and other conditions set forth herein, in the Plan, and in the online acceptance form accompanying this Agreement (the “Restricted Stock”). The purchase price is deemed paid by your prior Service to the Company.

Transfer of Unvested Restricted Stock
Unvested Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately forfeit the Restricted Stock.

Issuance and Vesting
The Company will issue the Restricted Stock in the name set forth on the online acceptance form accompanying this Agreement.

Your rights to the Restricted Stock under this Agreement shall vest in accordance with the vesting schedule set forth on the online acceptance form accompanying this Agreement, so long as you continue in Service on each applicable vesting date set forth on the online acceptance form accompanying this Agreement; provided, however, that for purposes of vesting, fractional numbers of shares of Stock shall be rounded down to the next nearest whole number.

Notwithstanding the vesting schedule set forth on the online acceptance form accompanying this Agreement, the Restricted Stock will become one hundred percent (100%) vested upon termination of your Service due to your death or Disability.

Change in Control
Notwithstanding the vesting schedule set forth on the online acceptance form accompanying this Agreement, upon the consummation of a Change in Control, the Restricted Stock will become one hundred percent (100%) vested (i) if the Restricted Stock is not assumed, or equivalent restricted securities are not substituted for the Restricted Stock, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

Evidence of Issuance
The issuance of the shares of Stock under the Grant of Restricted Stock evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more share certificates, with any unvested Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Forfeiture of Unvested Restricted Stock
Unless the termination of your Service triggers accelerated vesting of your Restricted Stock or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between an Applicable Entity and you, you will automatically forfeit to the Company all of the unvested Restricted Stock in the event you are no longer providing Service.

Forfeiture of Rights
If you should take actions in violation or breach of or in conflict with any (a) Services Agreement, (b) secondment agreement, (c) Company policy or procedure, (d) other agreement, or (e) any other obligation to any Applicable Entity, the Company has the right to cause an immediate forfeiture of your rights to the Restricted Stock under this Agreement, and you will immediately forfeit the Restricted Stock to the Company.

In addition, if you have vested in Restricted Stock during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Restricted Stock or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Section 83(b) Election
Under Section 83 of the Code, the difference between the purchase price paid for the shares of Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Restricted Stock described above. You may elect to be taxed at the time the Restricted Stock is granted, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date on the online acceptance form accompanying this Agreement. If you are eligible to file an election and elect to do so, you will have to make a tax payment to the extent the purchase price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the Fair Market Value of the shares on the Grant Date. Failure to make this filing within the applicable thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

To obtain a Section 83(b) election form and/or procedures for making the election, please contact Upper_Tier@clns.com.

Withholding Taxes
You agree as a condition of this Grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of shares of Stock acquired under this Grant. In the event that any Applicable Entity determines that any federal, state, local, or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of shares of Stock arising from this Grant, the Applicable Entity shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Applicable Entity (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights
This Agreement and the Grant evidenced hereby do not give you the right to be retained by any Applicable Entity in any capacity. Unless otherwise specified in an employment or other written agreement between the Applicable Entity and you, the Applicable Entity reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights
You will be entitled to vote such shares of Restricted Stock and to receive, upon the Company’s payment of a cash dividend on outstanding shares of Stock, a cash amount equal to the per-share dividend paid on the Restricted Stock, in either case, that you hold as of the applicable record date. Notwithstanding the foregoing, you shall not be entitled to vote or receive any cash dividend on the Restricted Stock you hold if the record date for such cash dividend is on or prior to the date on which your share certificate is issued (or an appropriate entry is made).

Your Grant shall be subject to the terms of any applicable transaction agreement in the event the Company is subject to any merger, reorganization, consolidation, liquidation or other corporate activity.

Legends
If and to the extent that the Restricted Stock is represented by share certificates rather than book entry, all share certificates representing the Stock issued under this Grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the Stock is represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Clawback
This Grant is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and any Applicable Entity (each a “Services Agreement”) shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, an Applicable Entity may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Applicable Entity to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to any Applicable Entity to process any such personal data.

Code Section 409A
The Grant of Restricted Stock under this Agreement is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither an Applicable Entity nor the Administrator will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither an Applicable Entity nor the Administrator will have any liability to you for such tax or penalty.

Certain Definitions
For the purposes of this Agreement, the following terms shall be defined as set forth below:

“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
“Applicable Entity” means the Company and its Affiliates.

“Cause” means, with respect to any Grantee, as determined by the Company unless otherwise provided in an applicable agreement between such Grantee and the Applicable Entity, (a) repeated violations by such Grantee of such Grantee’s obligations to the Applicable Entity (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Grantee’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Applicable Entity, and which are not remedied within a reasonable period of time after such Grantee’s receipt of written notice from the Applicable Entity specifying such violations; (b) the conviction of such Grantee of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Grantee at the expense of the Applicable Entity; or (c) prior to a Change in Control, such other events as shall be determined by the Administrator in its sole discretion. Any determination by the Administrator whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.

“Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Involuntary Termination” means termination of your service by reason of (i) your involuntary dismissal by an Applicable Entity for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and an Applicable Entity, or if none, then your voluntary resignation following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment as of the Change in Control or an Applicable Entity requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Applicable Entity’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination,” you must provide notice to the Applicable Entity of any of the foregoing occurrences within ninety (90) days of the initial occurrence, and the Applicable Entity shall have thirty (30) days to remedy such occurrence.

“Service” means service as a Service Provider to any Applicable Entity. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to any Applicable Entity. Notwithstanding any other provision to the contrary, for any individual providing services solely as a director, only service to the Company or any of its Subsidiaries constitutes Service. If the Service Provider’s employment or other service relationship is with an Affiliate of the Company and that entity ceases to be an Affiliate of the Company, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate of the Company unless otherwise determined by the Administrator or the Service Provider transfers his or her employment or other service relationship to the Company or its remaining Affiliates.
“Service Provider” means an officer, director (including a Non-Employee Director), employee, co-employee, consultant or advisor providing services to an Applicable Entity.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Notice of Restricted Stock Award of Colony Capital, Inc.

Company Name	Colony Capital, Inc.
Plan	2014 Omnibus Stock Incentive Plan
Participant ID	/$OptioneeID$/
Participant Name	/$ParticipantName$/
Participant Address	/$ParticipantAddress$/
Grant/Award Type	Restricted Stock Award
Share Amount	/$AwardsGranted$/
Grant Date	/$GrantDate$/
Vesting Schedule
/$VestingSchedule$/